ASSIGNMENT OF LICENSE AGREEMENT


         This Assignment of License Agreement (the "Agreement") is made as of the 15th day of June, 1993 among NETWORK LICENSING, INC., a North Carolina corporation having its principal place of business at 3101/2 West Franklin Street, Chapel Hill, North Carolina, 27516 (hereinafter referred to as "Network"); MICHAEL R. JONES, an individual residing at 233 Palmer Hill Road, Old Greenwich, Connecticut, 06870 (hereinafter referred to as "Jones"); and GERALD SINGER, an individual using an address of 3142 Pacific Coast Highway, Torrance, California, 90505 and ARTHUR J. MURPHY, an individual residing at 18337 Superior Street, Northridge, California, 91324 (hereinafter collectively referred to as "Licensor").

         WHEREAS, Jones and Licensor have entered into an agreement dated December 31, 1990 relating to U.S. Patents Nos. 4,554,446 and 4,672,377 and improvements thereon, (including but not limited to any patent that may issue on U.S. Application Serial No. 07/856- 250, filed March 25, 1992, or any foreign patent that application thereon), a copy of which is attached hereto as Exhibit A (the "License Agreement"), and an addendum, which may be executed, a copy of which is attached hereto as Exhibit B ( the "Addendum") (collectively referred to as the "New License Agreement"); and

         WHEREAS, Network is desirous of an assignment of all of Jones' rights under the License Agreement;

         NOW, THEREFORE, the parties agree as follows:

         1. The license previously granted to Jones by Licensor pursuant to the License Agreement is hereby irrevocably assigned to Network.

         2. Network hereby assumes responsibility for the fulfillment of all of the terms and conditions of the License Agreement unless such terms are modified in writing signed by Licensor and Network.
                  3. Licensor hereby consents to and accepts the assignment of the License Agreement to Network by Jones and agrees that Network shall have the benefit of all the provisions thereof to the same extent as if it were an original signatory thereto and were defined as the "Licensee" as that term is used therein. Jones shall have no further obligation or liability of any kind to Licensor under the License Agreement, including, without limitation, any obligation, liability or responsibility pursuant to Section E of the License Agreement, except that obligation to Licensor under that agreement attached hereto as Exhibit C. Licensor acknowledges that as of May 1, 1993, they have credited Jones with Two Hundred Forty-Four Thousand Dollars ($244,000) of the Five Hundred Thousand ($500,000) referred to in Section B of the License Agreement in connection with the reduction of the royalty thereunder. Jones and Licensor each warrants and represents that the License Agreement is a valid and binding obligation of said party and is in full force and effect as of the execution of this Agreement and agrees to waive any right he or they may have to terminate the License Agreement pursuant to Section D of the License Agreement based upon any action or failure to act by any party thereto prior to the date hereof.
                  4. Except as otherwise specifically provided herein, Jones' only remaining obligation or privilege under the New License Agreement will be that, should a default in the License Agreement by Network be alleged, Jones and Network shall promptly be so notified by Licensor. If a default by Network, including, without limitation, any default arising with respect to a breach of Section D4 of the License Agreement, is determined to exist and is not timely cured by Network such that the license granted by the Licensor under the New License Agreement is terminated, then upon such termination and subject to Jones curing such default the Licensor shall immediately grant a license to Jones identical to that of the License Agreement, as modified by the changes made by Paragraph 6 hereof.
                   5. The term of this Agreement shall be the same as that of the License Agreement subject to the following: (a) If the term of the License Agreement is reduced without the consent of Jones, the term of this Agreement shall not be affected by such modification of the term of the License Agreement and shall continue for the term as set forth in the License Agreement; and (b) if the New License Agreement is terminated because all the patents licensed thereunder are determined to be invalid or unenforceable by a court of competent jurisdiction, after all applicable appeals, this Agreement shall have a term of five (5) years from the date of the final judgment with respect to said appeals, if such determination is the result of a challenge by Network, its successors, assigns, sublicensees or directly or indirectly by any of its shareholders, this Agreement shall have a term of fifteen (15) years from the date of such final determination; provided, however, that in no event shall the term of this Agreement exceed the term that the License Agreement would have had it not been terminated as described above in this Paragraph 5(b).
                   6. Licensor agrees that Section M of the License Agreement has been satisfied in full by the issuance of four (4) shares of the common stock of Clearing Systems, Inc. ("CSI") to Gerald Singer and four (4) shares of the common stock of CSI to

         Arthur J. Murphy, and that Section M of the License Agreement is hereby terminated and of no further force or effect.
                  7. Licensor and Network agree that if any improvement or extension to the Inventions (as defined in the License Agreement) which improvement or extension is licensable to Network under Section A2 of the New License Agreement is not accepted by Network, Jones shall be entitled to receive immediately from Network and/or Licensor an exclusive license of such improvement or extension to the same extent that Network would have been entitled to receive it except for its failure to accept the license thereof. In the event that Jones accepts such exclusive license and pays the required expenses with respect to the improvement or extension in question as required under the License Agreement, Jones shall be deemed to be granted a sublicense under the New License Agreement to the extent necessary to enable him to use in commerce such improvement or extension.
                  8. As compensation for the assignment all of Jones' rights, including but not limited to the license under the License Agreement, Network will pay to Jones Five Thousand Dollars ($5,000) per month on or before the 15th day of such month commencing with the month of June, 1993 until operating kiosks are installed in a second store.
                  9. Upon installation of operating kiosks in a second store, the payment to Jones will increase by One Thousand Dollars ($1,000) per month until it reaches the sum of Ten Thousand Dollars ($10,000) per month.
                  10. Following collection by Network and/or its assignee or sublicensee of gross revenues in an amount sufficient to trigger a reduction in the royalty percentage payable to Licensor under Section B of the License Agreement, the compensation set forth in Paragraphs 8 and 9 above will cease and Jones will then receive 1.7777% of the gross collected revenues of Network and/or its assignee or sublicensee derived from the business of Network and/or its assignee or sublicensee as such business pertains to the Inventions (as that term is defined in the License Agreement) throughout the remainder of the term of the License Agreement, or $10,000 per month, whichever is greater. If, however, the License Agreement is terminated pursuant to Paragraph 5(b) hereof, the royalty payment to Jones under this Agreement shall be $10,000 per month and no more. Notwithstanding the foregoing, if the royalties payable under the License Agreement are reduced under Paragraph 1 of the Addendum, the royalty payable under this Agreement shall be (i) 1.7777% of the gross collected revenues of Network and/or its assignee or sublicensee derived from the business of Network and/or its assignee or sublicensee as such business pertains to the Inventions other than those licensed by Stratton plus, with respect to Inventions licensed by Stratton, 1.7777% of the gross collected revenues of Network and/or its assignee or sublicensee derived from the business of Network and/or its assignee or sublicensee as such business pertains to the Inventions reduced by an amount proportionate to the reduction in the royalty payable to Licensor by Network pursuant to Paragraph 1 of the Addendum or (ii) $10,000 per month, whichever is more. With each payment required under this Paragraph 10, Network and/or its assignee or sublicensee will provide Jones a statement of its gross revenues and that of any assignee or sublicensee and its computation of the payment enclosed therewith (the "Statement"). For purposes of this Agreement, the terms "assignee" and "sublicensee" are deemed to include one or more assignee or sublicensee, as the case may be, and any subsequent assignee or sublicensee.

                  11. Network may grant sublicenses and make assignments of its rights with respect to the license assigned to it hereunder, provided that any such sublicense or assignment shall provide for payments to Licensor as required by the New License Agreement and for the payment to Jones of royalties as set forth in Paragraphs 8, 9 and 10 of this Agreement, if not paid by Network, and further provided that the rights granted to Jones in Paragraph 13 hereof are contained in such assignment or sublicense.

                  12. During the term of this Agreement, Jones will consult with and provide to Network whatever reasonable assistance may be necessary and requested by Network in order to achieve the goals of Network.

                  13. Jones shall have the right at his own expense, and not more often than once in each calendar quarter, to have a certified public accountant examine the books of Network and/or its assignees or sublicensees to verify the Statements. In the event that a discrepancy of more than 5% of the payments required under paragraph 10 is verified by Jones' accountant (which verification is not successfully disproved by Network in a court of competent jurisdiction), Network shall within 60 days pay to Jones all expenses of the examination, including all reasonable legal fees expended in sustaining any alleged discrepancy, in addition to the additional royalties due.

                  14. In the event that any litigation or claim is brought or made with respect to the New License Agreement or any of the patents which are the subject matter thereof, including, without limitation, a claim or defense of patent invalidity, the Licensor shall promptly give notice thereof to Jones and Network and Jones and/or Network each, at his or its respective option, shall be entitled at his or its own cost and expense to be present at, and to participate in, conferences with persons asserting such claim or lawsuit and any proceedings with respect thereto and to be represented thereat by attorneys of his or its own choosing.

                  15. In the event that Jones files a lawsuit against Network and/or its assignee or sublicensee to collect amounts allegedly owed by Network and/or its assignee or sublicensee to Jones hereunder and Jones is the prevailing party in said lawsuit, Jones shall be entitled to recover from Network and/or its assignee or sublicensee all reasonable costs, expenses and attorneys' fees incurred by him in connection with the lawsuit. For the purpose of this Agreement, "prevailing party" is defined as the party in favor of which any judgment is rendered regardless of the dollar amount of such judgment.

                  16. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings related thereto. This Agreement may not be modified or amended in any manner except by written agreement.

                  17. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, legal representatives and assigns. Without limiting the foregoing in any way, it is specifically agreed by all parties hereto that Network may assign or sublicense any or all of its rights and obligations under this Agreement and the New License Agreement to Interactive Networks Incorporated or any other party.
                 18. Any notice required or permitted to be sent under the terms of this Agreement shall be deemed sufficient if transmitted by certified or registered mail, or any nationally recognized overnight delivery service, addressed to the parties at the addresses first above written.
                19. This Agreement shall be interpreted under and pursuant to the laws of the State of North Carolina, and the parties consent to jurisdiction in said state. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           NETWORK  LICENSING,  INC.

                                           By: /s/ T.B. HUBBARD III
                                            Its: President

                                           /s/    MICHAEL R. JONES    (SEAL)
                                             Michael R. Jones

                                            LICENSOR:

                                            /s/  GERALD  SINGER   (SEAL)
                                             Gerald Singer

                                             /s/ ARTHUR J. MURPHY  (SEAL)
                                             Arthur J. Murphy

                                    EXHIBIT A


                                LICENSE AGREEMENT

         This Agreement is made as of the 31st day of December, 1990 between Michael R. Jones, an individual, residing at 233 Palmer Hill Road, Old Greenwich, CT 06870 (hereinafter referred to as "Licensee"), and Gerald Singer an individual using an address of 3142 Pacific Coast Highway, Torrance, CA 90505 and Arthur J. Murphy an individual residing at 18337 Superior Street, Northridge, CA 91324 (hereinafter collectively referred to as "Licensor").

         WHEREAS, Licensor represents and warrants to Licensee that Licensor owns not less than fifty-five (55%) percent of U.S. Patent Number 4,554,446 and of U.S. Patent Number 4,672,377 (henceforth collectively referred to as "Inventions");

         WHEREAS, Licensor represents and warrants to Licensee that Licensor is legally empowered to grant a non-exclusive license in and to the manufacture, and/or sale and/or use of the Inventions in the United States and throughout the world;

         WHEREAS, Licensee desires to obtain rights in and to the manufacture and/or sale and/or use of the Inventions in the United States and throughout the world;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the parties agree as follows:

A.       License.

1. Licensor hereby grants to Licensee the non-exclusive right and license in the United States and throughout the world to manufacture, use and sell, and the right to grant non-exclusive sub- licenses for the manufacture, use and sale of the Inventions in the United States and throughout the world. Notwithstanding the foregoing the license hereby granted shall be exclusive with respect to all rights held by Licensor.

2. The term Inventions shall include any improvement or extension, patentable or not, made by Licensor or Licensee or their representatives, employees, agents, assignees or contractors, which improvement or extension shall be assigned to Licensor and immediately upon such assignment, shall be made subject to the terms of this license, provided that Licensee subject to paragraph A5 shall retain the right to decline to participate in said improvements or extensions.

3. Licensee agrees to obtain the necessary agreements to assign any improvement to the Inventions from its employees, agents, assignees or contractors.

4. The terms "improvement" or "extension" to the Inventions shall include any process or apparatus involving related equipment and other means heretofore or hereafter utilized in the process involved in the original Inventions or related process or extensions, all test reports, data and other information developed with reference to said process, and all improvements and refinements whether or not any application for a patent is filed.

5. Licensee shall pay all legal costs and expenses incurred in filing said improvement patent and shall use patent attorneys selected by Licensor, provided however that Licensee expressly reserves the right to reject any improvement patent application submitted by Licensor and in so doing Licensee shall not be obligated to pay any costs or expenses incurred in obtaining said improvement patent. Licensor shall at all times be permitted to file and obtain improvement patents at its own expense in the event that Licensee declines to participate. Any improvements or extensions not rejected by Licensee shall be subject to the same terms and conditions of this license agreement. In the event that Licensee rejects any improvement patent application and Licensor prosecutes and obtains such patent, Licensee shall be entitled to bring such patent under the terms and conditions of this License Agreement by reimbursing Licensor for all costs and expenses incurred in obtaining such patent provided further that Licensor then retains such rights.

B.       Royalties.

1. Licensee shall pay to the Licensor a royalty of four percent (4%) of the gross collected revenues derived from the business of Licensee, only as such business pertains to the Inventions, until Licensor shall have received the aggregate sum of Five Hundred Thousand ($500,000) Dollars. At such time as Licensor has received the aggregate sum of Five Hundred Thousand ($500,000) dollars, then the royalty shall be reduced to two and two thousand two hundred and twenty three ten thousands percent (2.2223%) of the gross collected revenues derived from the business of the Licensee, only as such business pertains to the Inventions. Notwithstanding the foregoing, Licensee shall pay to Licensor not less than the sum of Six Thousand ($6,000) Dollars per month during the first year of this agreement and not less than Ten Thousand ($10,000) Dollars per month during the balance of the term of this agreement.

2 . Licensee shall maintain accurate accounts of its operations coming under the scope of this license agreement and shall submit to Licensor in writing a statement of operations within thirty (30) days after the end of each calendar quarter.

3. Licensee shall include with the quarterly statement the payment to the Licensor in the amount of the royalties accrued during the quarterly period.

4. Licensor shall have the right at its own expense, and not more often than once in each quarterly period, to have certified public accountant examine the books of the Licensee to verify the royalty statements. In the event that a discrepancy of more than five (5%) percent of the collected gross revenues is verified by Licensor's accountant, the Licensee shall within sixty (60) days pay all expenses of the examination in addition to the additional royalties due.

C.       Term.

This license is granted for a period of thirty (30) years or for such longer period as any patent for the Inventions including improvements or extensions which have been accepted by Licensee under paragraph A5 hereof shall be in force or in effect in the United States or any other country.

D.       Termination.

1. If the Licensee defaults by failing to render statements or to make payments of royalties as herein provided, the Licensor may give notice pursuant to section J of default by Licensee. If such default is not cured within thirty
(30) days from the date of said notice, this agreement shall terminate automatically upon the date set forth in such notice without prejudice, however, to all monies then due to the Licensor.

2. In the event Licensee fails to exploit either of the two patents comprising the Inventions by failing for a period of one (1) year from the execution of this agreement to manufacture and install a system based at least in part on one of the patents in the United States or in any other country, then in that event Licensor may on thirty (30) days written notice immediately terminate this agreement without prejudice, however, to all monies then due to the Licensor.

3. Either party, may terminate this license agreement at any time after only the minimum payments called for in paragraph B1 shall have been paid to the Licensor for any period of twelve (12) consecutive months.

4. This License Agreement shall terminate and all rights to said Inventions shall revert to the Licensor in the event of any of the following:

         a. The institution by Licensee of voluntary bankruptcy, receivership or insolvency proceedings.

         b. In  case  any  such  proceedings  described  in the  preceding
            subsection  is  instituted   by-  third  parties  and  is  not
            dismissed within ninety (90) days after its institution.

         c. An assignment for the benefit of creditors by Licensee.

         d. If a receiver of the Licensee's property shall be appointed and such receiver shall not be discharged within sixty (60) days from the date of appointment.

E.       Assignability and Warranties by Licensee.

Licensee is hereby granted the right and privilege to assign all or any portion of its right, title and interest under this license agreement at any time provided that Licensee shall at all times remain primarily responsible for the fulfillment of all of the terms and conditions of this agreement other than those pertaining to the payment of money only for so long as this agreement shall remain in full force and effect.

F.       Warranties by Licensor.

1. Licensor warrants and represents to Licensee that Licensor has the right to grant this license and has not executed and will execute no other license agreements of any kind regarding the

Inventions.

2. Licensor further warrants and represents to Licensee that Licensor is unaware of any conflicting or competing rights therein held by any third party other than Joseph F. Stratton and Licensor shall indemnify Licensee against any claims of third parties in connection with the ownership of the Inventions.

3. Licensor warrants to Licensee that it has good and marketable title in and to the Inventions.

         a. In the event that Licensor and/or Licensee become involved in any legal proceeding in which Licensor's ownership of the Inventions or the right to grant this license is challenged, Licensor hereby agrees, at its sole expense, to pay for any and all costs relating to the defense of Licensor and/or Licensee in connection therewith.

4. In the event that either of the Inventions in use become invalid for any reason then Licensee shall be immediately released from all of its obligations under this agreement. Further, Licensee is expressly permitted to continue in the operation of its business without incurring any financial obligation to the Licensor under this agreement whatsoever.

G.       Prosecution of Infringements and Defense of Infringement Claim.

1. In the event that either party becomes aware of any infringement of the Inventions, then that party shall promptly notify the other and the parties shall thereupon promptly confer as to the desirability of bringing an action for infringement.

2. If Licensor desires to file an infringement action, Licensee must be notified and the parties will equally bear all costs, expenses and attorney's fees associated with the lawsuit. In the event of recovery from such litigation, all amounts recovered will belong to the parties equally.

3. If Licensee desires to file an infringement action, Licensor must be notified and Licensee will bear all costs, expenses and attorney's fees associated with the lawsuit. In the event of recovery from such action instituted by Licensee, all amounts recovered will belong to Licensee and amounts in excess of the costs, expenses and attorney's fees will be subject to the royalty provisions of paragraph B.

H.       No Waiver.

Failure of Licensor or Licensee at any time to require performance by the other of any of their respective obligations hereunder shall in no way affect the full right to require such performance thereafter. The waiver by Licensor or Licensee, of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

I.       Governing Law.

This agreement shall be governed by and construed under the substantive and procedure law, including the law governing conflict of laws, of the State of California.

J.  Notice.

Notice to either of the parties shall be effective upon notice to the following by Certified Mail Return Receipt Requested:

         If to Licensor:            Gerald Singer, Esq.
                                    3142 Pacific Coast Highway
                                    Torrance, CA 90505

         If to Licensee:            Mr. Michael R. Jones
                                    233 Palmer Hill Road
                                    Old Greenwich, CT 06870


         with copy to:              Michael Katz, Esq.
                                    300 East 42nd Street, 9th Floor
                                    New York, NY 10017


K.       Entire Agreement.

This agreement constitutes the entire agreement among the parties and supersedes any prior agreement, option or understanding. This agreement may not be modified or amended in any manner unless in writing executed by the parties to this agreement.

L.       Binding Provisions.

The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

M.       Grant by Licensee.

Licensee hereby grants to Licensor a five (5%) percent equity interest in any business or enterprise(s) of Licensee's benefiting from this license agreement. Licensor warrants that each individual will do nothing to disturb any Subchapter S election made by any corporate assignee of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above.

Licensee:                                         Licensor:



/s/ MICHAEL R. JONES                         /s/  GERALD SINGER
Michael R. Jones                                  Gerald Singer


                                            /s/   ARTHUR J. MURPHY
                                                  Arthur J. Murphy

                                    EXHIBIT B

                          ADDENDUM TO LICENSE AGREEMENT

         This Addendum to License Agreement ("Addendum") is for that purpose of amending that License Agreement dated as of December 31, 1990 between Michael R. Jones (the "Licensee") and Gerald Singer and Arthur J. Murphy (collectively referred to as "Licensor") (the "License Agreement"), which License Agreement is being assigned from Michael R. Jones to Network Licensing, Inc. ("Network") on this 15th day of June, 1993 pursuant to that Assignment of License Agreement dated as of June 15, 1993 among Licensee, Licensor and Network.

         WHEREAS Licensor and Network agree that certain changes should be made to the License Agreement; now, therefore, the parties agree as follows:

         1. Since Joseph F. Stratton is a co-inventor and co-owner of United States Patents Nos. 4,554,446 and 4,672,377 only, and can issue licenses thereunder, Licensor and Network hereby agree that, should Stratton issue licenses under either of said patents and the royalty thereunder is less than that payable to the Licensor under the License Agreement, paragraph B.1 of the License Agreement shall be replaced by the following alternative paragraph B.1 which shall be controlling with respect to royalties.

         Alternative paragraph B.1.

         Network shall pay to Licensor a royalty based upon the gross collective revenues derived from the business of Network as such business that certain changes pertains to the Inventions equal to the amount of the royalty paid to Stratton with respect to the license of the Inventions granted by him.

         2 . Any royalties owed to Licensor not paid when due shall draw interest payments at the rate of 1% per month or the highest legal rate, whichever is lower.

         3. Paragraph C of the License Agreement, which pertains to the term of the License

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



Agreement, shall be rewritten to read:

         This license is in effect until the expiration of the last of any patent of the Inventions including improvements or extensions which have been accepted by licensee under paragraph A.5 hereof as to the United States or for such patents for the inventions in any other country as shall be in force.

         4 . The term "Inventions" as set forth in the License Agreement, shall include any patent, domestic or foreign, which may issue on U.S. Application Serial No. 07/856-250, filed March 25, 1992, and all improvements thereon which shall or may be assigned to Licensor, and any foreign applications corresponding thereto.

         5. In order that Licensor be kept aware of the overall business status of Interactive Networks Incorporated (North Carolina), Licensee shall, in timely fashion, provide copies of: a. all monthly closing financial statements, b. minutes of all meetings of the Board of Directors of Interactive, and c. list of all stockholders. In those cases where significant events are under consideration or are occurring and information regarding them is not contained in regularly scheduled routine reports, Licensee shall provide information and keep Licensor informed by whatever means are available and appropriate. Among the subjects proposed or accomplished upon which Licensee shall provide information are: a. all financing arrangements, b. All sub- licenses and or sub-assignments under license agreement, c. company organization and schedules, and d. all joint ventures and contracts.

         6. Paragraph J of the License Agreement, which pertains to notice, shall be changed to indicate that the identified as:


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



                  Network Licensing, Inc.
                  310 1/2 West Franklin Street
                  Chapel Hill, North Carolina   27516.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first written above.


LICENSORS:                             NETWORK LICENSING, INC.
/s/ GERALD SINGER                     /s/ THOMAS B. HUBBARD III
Gerald Singer                         Thomas B. Hubbard III, President

/s/ ARTHUR J. MURPHY
Arthur J. Murphy


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                                    EXHIBIT C

MEMO
TO:               Jack Murphy
                  Gerald Singer
                  Michael Jones

FROM:             Tim Hubbard
DATE:             6/10/93

We agreed as follows and I am having the appropriate documents drawn up and passed around for signatures.

1. The license to Michael Jones is current and valid and unbreached in all respects.

2. Regarding the $5,000 threshold upon which the royalties due will be modified, the patent holders are credited with $244,000 not including this May and June payments.

3. Paragraphs M, D2, and D3 of the License agreement between Murphy/Singer and Jones have all been satisfied in full.

4. INI, NC is issuing 2,816,900 share of stock 816,900 (29%) will go to CSI as payment for the purchase of all of its assets.

5. Murphy/Singer will each receive CSI founders stock in an amount equivalent to 22,911 shares of INI, NC stock. It is planned that INI, NC stock held by CSI will be distributed to CSI shareholders within the next few months. In any event, INI, NC agrees to convert Murphy's and Singer's CSI stock into 22,911 shares of INI, NC stock respectively, if that conversion is not otherwise made for all CSI shareholders as planned. The plan is that all CSI shareholders will be converted to INI, NC shareholders within the next 6 months, but in any event as soon as we can do so.

6. If the March, 1994 consulting fee due from INI, NC to CSI, of which Jones' portion is $216,000, becomes due and payable prior to March, 1994, then at that time, Murphy and Singer will be notified in writing and may request, within one week and in writing that Jones purchase all or a portion of the stock referred to in Para. 5 above. If the request is made, then INI, NC will pay the appropriate amount of Jones' portion of the consulting fee to Murphy and/or Singer on behalf of Jones. The appropriate amount will be determined based on the ratio of $5.32 per share of INI, NC stock of its equivalent if CSI stock.

7. Jones agrees that, if by November 1, 1993, the March, 1994 consulting fee due CSI has not become due and payable, Murphy and/or Singer may request in November, 1993 that Jones buy up to 50% of their respective shares referred to in Para. 5 above, Jones agrees that he will purchase shares from each at the rate $5.32 per share of INI, NC stock or its equivalent if CSI stock within 30 days of the request. If Jones fails to purchase these shares in a timely fashion, then INI, NC agrees that it will do so within 14 additional days.

8. Jones agrees that, if by March 1, the March, 1994 consulting fee due CSI has not become due and payable, Murphy and/or Singer may request in writing in March, 1994 that Jones buy up 50% of their respective shares referred to in Para. 5 above, Jones agrees that he will purchase these at an amount based on the ratio of $5.32 per share of INI, NC stock or its equivalent if CSI stock with 30 days of the request. If Jones fails to purchase these shares in a timely fashion, then INI, NC agrees that it will do so within 14 additional days.

Please indicate your agreement with the above by signing below. Fax a copy to me now and drop the original in the mail.

If both Jones and INI, NC fail to purchase shares in accordance with this agreement, Tim Hubbard agrees to purchase rights 50% of the number they would be obligated to purchase.


                                       19